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                                                                      Exhibit 99

  National City(R)                                   National City Corporation
                                                     1900 E. 9th St.
                                                     Cleveland, OH 44114-3484
  NEWS RELEASE
  For Immediate Release

  Contacts:
  Doug Draper                         Betsy Figgie
  Media Relations                     Investor Relations
  216-222-2929                        216-222-9849


            NATIONAL CITY COMPLETES ACQUISITION OF ALLEGIANT BANCORP

              ADDS ST. LOUIS TO ITS GROWING NETWORK IN THE MIDWEST

CLEVELAND, OHIO --April 9, 2004-- National City Corporation (NYSE:NCC) today announced that it has completed its acquisition of Allegiant Bancorp, Inc. National City acquired Allegiant to enter the St. Louis market as part of its strategy for growth, adding 36 branch locations to National City's network of 1,100 retail offices located throughout the Midwest.

     "We're excited about National City and Allegiant teaming up," said David A. Daberko, chairman and chief executive officer of National City. "Allegiant customers will benefit by having access to additional products and services that range from small business banking to mortgages, brokerage services, annuity and mutual fund products, and beyond. National City will offer customers more choices, more convenience and more ways to meet their financial needs."

     Following conversion of its business systems to the National City platform, Allegiant will begin to operate under the National City name in late July. "Over the past several months, representatives from both companies have designed the process for integrating our two organizations and helping us achieve our vision to become a premier banking force in metropolitan St. Louis," Daberko said. "Together, we will implement an aggressive growth plan that can bring opportunities to customers and employees."

     Shaun R. Hayes, president and chief executive officer of Allegiant, will join National City as head of Missouri banking. His leadership team will include:

         -        Paul Glarner, executive vice president of Investment Real
                  Estate,

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         -        Timothy T. Fogerty, executive vice president of Wholesale
                  Banking,

         - Robert D. Eames, Jr., executive vice president and chief credit officer, and

         -        James L. Schaller, executive vice president of Retail Banking.

     Glarner previously served as head of Wholesale Banking for Allegiant while Schaller was the head of Retail Banking. Fogerty and Eames have been serving at National City in middle market lending and credit management positions, respectively.

     National City has also established a charitable fund of $3 million to demonstrate the company's commitment to the metropolitan St. Louis community. The local management team will be responsible for managing the distribution of this fund.

     As a result of the acquisition, Allegiant shareholders received either
0.833 share of National City common stock in a tax-free exchange or $27.25 in cash, for each share of Allegiant common stock. Based on the market price for National City common stock, the transaction has a total indicated value of approximately $500 million. Allegiant shareholders receiving National City stock will receive the May 1 National City dividend of $.32 per share, which was declared on April 1.

     National City is also preparing to add the Cincinnati market to its Midwest network by acquiring Provident Financial Group, Inc. This acquisition is expected to close by the end of the second quarter 2004.


ABOUT NATIONAL CITY
National City Corporation (NYSE: NCC), headquartered in Cleveland, Ohio, is one of the nation's largest financial holding companies. The company operates through an extensive distribution network in Ohio, Illinois, Indiana, Kentucky, Michigan, Missouri and Pennsylvania, and also serves customers in selected markets nationally. Its primary businesses include commercial and retail banking, consumer finance, asset management, mortgage financing and servicing, and payment processing. For more information about National City Corporation, visit the company's Web site at NationalCity.com.

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